UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report - October 4, 2006 (Date of earliest event reported)
INGERSOLL-RAND COMPANY LIMITED (Exact name of registrant as specified in its charter)
Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM 11, Bermuda (Address of principal executive offices, including zip code)
(441) 295-2838 (Registrant's phone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 29, 2006, after a review of compensation for non-employee directors, the Board of Directors of Ingersoll-Rand Company Limited (the “Company”) revised the compensation program for non-employee directors as described below, effective January 1, 2007. The last time that the non-employee director compensation program was adjusted was July 1, 2003.

The review included an analysis of the most recent proxy statements of other diversified industrial companies and of similar size companies in other industries. Based on this analysis and the increased responsibility and time commitment associated with Board and committee service (particularly for Audit Committee members), the Board approved the following:

Compensation Item	Current Amount	Revised Amount
Annual Retainers
Board	$50,000	$80,000
Audit Committee Chair	$20,000	$30,000
Audit Committee Members	$0	$5,000
Compensation Committee Chair	$0	$10,000
Corporate Governance and Nominating Committee Chair	$0	$10,000
Finance Committee Chair	$0	$10,000
Lead Director	$0	$15,000

Meeting Fees
Board	$1,500 per meeting	$0
Committees (other than Audit)	$1,500 per meeting	$0
Audit Committee	$2,000 per meeting	$0
Committee Chairs	$3,000 per meeting	$0
Lead Director	$3,000 per meeting	$0

Annual Equity Deferrals	$60,000	$95,000

In addition to the changes described in the table above, each non-employee director will receive $2,500 for participating in any Board or Committee meeting other than those on the annual calendar (6 meetings for the Board and each Committee other than Audit and 8 meetings for the Audit Committee) or for other unscheduled meetings or planning sessions held at the request of management.

All cash compensation can be voluntarily deferred into the Director Deferred Compensation Plan II (the “Plan”). The amounts shown as annual equity deferrals are mandatorily deferred into the Company stock fund in the Plan and cannot be sold or transferred until the director’s resignation or retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED

(Registrant)

Date: October 4, 2006	/s/ Patricia Nachtigal
Patricia Nachtigal
Senior Vice President and
General Counsel